Exhibit 99.1

For Immediate Release:

FELCOR ANNOUNCES CLOSING OF $120 MILLION LOAN

          IRVING, Texas...March 31, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that it has closed on a $120 million secured loan with Prudential Mortgage Capital Company. The new loan replaces an existing $116 million mortgage loan that was to mature on April 1, 2009.

The non-recourse loan is secured by seven hotels, representing 1,920 guest rooms. The term of the loan is five years and bears a fixed interest rate of 9.02 percent. The Company’s next significant debt maturity is not until May 2010. FelCor continues to progress on the completion of a new $200 million secured term loan to replace its existing line of credit. The new loan is not subject to any corporate financial covenants.

“We are pleased to have successfully refinanced our only significant 2009 debt maturity. The current lending environment remains very difficult, and our long-term relationship with Prudential was important in obtaining this financing,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 88 hotels and resorts, located in 23 states and Canada. FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands such as Embassy Suites Hotels®, Doubletree®, Hilton®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:

Stephen A. Schafer, Vice President Strategic Planning & Investor Relations

(972) 444-4912	sschafer@felcor.com

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